Exhibit 99.1

FOR IMMEDIATE RELEASE

GEMSTAR-TV GUIDE ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2005 RESULTS

        Los Angeles, California (March 8, 2006) – Gemstar-TV Guide International, Inc. (NASDAQ: GMST) today announced that for the year ended December 31, 2005, the Company reported revenues of $604.2 million, compared with 2004 revenues of $676.4 million. Revenues for both periods excluded those from the Company’s former SkyMall business, which was sold in late 2005 and is classified as a discontinued operation. Net income for 2005 was $54.8 million, or $0.13 per diluted share, compared with a net loss of $(94.5) million, or $(0.22) per diluted share in 2004.

        The Company’s net income for 2005 was positively impacted by several factors, among them the $43.2 million pre-tax gain on the sale of SkyMall, the recognition of a $40.4 million income tax benefit from continuing operations, and $15.5 million in net interest income during the year. These gains were partially offset by operating expense increases in both the Publishing and Cable and Satellite segments.

        Operating loss for 2005 was $(35.7) million, versus an operating loss of $(104.5) million for 2004. The operating loss in 2004 included a $131.6 million write-off of the remaining goodwill and intangible assets of our magazine business, offset by $19.4 million in Consumer Electronics segment settlements and a $10.1 million favorable lease settlement associated with the Company’s discontinued eBook business. The Company did not have comparable settlements or write-offs in 2005.

        Rich Battista, Gemstar-TV Guide CEO commented, “In 2005 we invested in our business and took a significant first step toward revitalizing the TV Guide brand by transforming TV Guide magazine into a more relevant and compelling publication. At the same time, we renewed our commitment to strengthen the company’s operations and execution, and to improve our product development efforts to enable us to compete more effectively in a media environment that is constantly evolving and becoming more complex. As we sought to strengthen our businesses and pursue our long-term goals, we sold SkyMall, instituted operational improvements within our CE division and achieved top-line growth at both TV Guide Channel and TVG Network.”

         Mr. Battista continued, “Finally, 2005 was an important year for the company’s strategic planning. As the consumer need for video guidance has expanded beyond simply being informed about what’s on and when, we have evolved our guidance mission. Today, consumers need more advanced tools to help them navigate through the complex media landscape. They need help in organizing their choices and maximizing their enjoyment of the diverse entertainment offerings available to them. Our goal is to not only be the leading provider of video guidance across multiple media platforms, but also to enable consumers to enhance their personal entertainment experience through the use of our cross-platform products and services. We believe we have laid a strong foundation on which to advance this goal which will ultimately better serve consumers and build value for our shareholders.”

Fourth Quarter 2005 Consolidated Performance

        For the fourth quarter ended December 31, 2005, the Company reported revenues of $129.4 million, compared with revenues of $164.8 million in the fourth quarter of 2004. Net income for the three months ended December 31, 2005 was $12.7 million, or $0.03 per diluted share, compared with Net income of $1.6 million, or $0.00 per diluted share, in the fourth quarter of 2004. Operating loss for the fourth quarter of 2005 was $(35.5) million, which included stock compensation, depreciation, and amortization charges of $8.2 million, as compared with an operating loss of $(7.7) million in the fourth quarter of 2004, which included stock compensation, depreciation, and amortization charges of $7.6 million.

        For the fourth quarter, the Company reported a loss from continuing operations of $(16.8) million, or $(0.04) per diluted share, compared with a loss of $(3.8) million, or $(0.01) per diluted share, for the same period in 2004.

        As mentioned above, the Company sold its SkyMall business on December 1, 2005 and recognized a $43.2 million pre-tax gain on sale in the fourth quarter. As such, the SkyMall Business is classified as discontinued operations in the Company’s financial statements. Income from the discontinued operations for the fourth quarter of 2005 was $29.5 million, and as a result contributed $0.07 per diluted share to net income in the fourth quarter.

2005 Highlights
Publishing Segment

•	TV Guide magazine took bold steps and launched a transformation
The transformation of TV Guide magazine began in October with its re-launch as a vibrant full-size publication that is more compelling, relevant and useful to today’s television viewers than the previous digest product. The new magazine targets a younger, more engaged TV enthusiast and includes more feature stories, exclusive photos, breaking news and behind-the-scenes information. It also features approximately 40 pages of program listings, highlights and recommendations.

Cable and Satellite Segment

•	TV Guide Channel launched new Red Carpet and original programming
Advertising revenue for TV Guide Channel increased approximately 10 % year over year. Year-over-year, national ratings were up 10% and national primetime ratings in the 18-49 demographic were up 20% versus 2004. Our top ten highest rated airings for the year averaged a .46 HH rating, up 31% from the average for the top 10 airings in 2004. Much of the ratings success at the Channel was a result of the increased focus on ramping up original programming.

•	TV Guide Interactive signed agreements, reached new digital household milestone
TV Guide’s Interactive Program Guide (IPG) business revenue increased $21.4 million, or approximately 28%, year over year. In 2005 and early 2006 the Company signed, or renewed distribution agreements with Adelphia, Cequel, Mediacom, and Cox Communications. By year end, 39.4 million digital households received either our IPG or another party’s IPG provided under a patent license from the Company.

•	TVG Network set records in distribution and handle; launched interactive wagering platform
TVG Network (TVG) had another record setting year in 2005. TVG’s distribution grew by 40% to approximately 18 million homes. For the full year 2005, TVG handle grew by 31% to $397 million. The network set records for its one day handle during coverage of the 131st Kentucky Derby and the Breeders’ Cup World Thoroughbred Championships. In the third quarter, TVG processed a record high quarterly handle of $119.8 million in wagers. During the year the Company also launched the first domestic interactive television wagering application with EchoStar Communications Corporation enabling more than 10 million ITV-enabled DISH Network subscribers to participate in pari-mutuel wagering using their remote controls while watching horse races live.

Consumer Electronics Segment

•	Worldwide Interactive Program Guide agreement signed with Scientific-Atlanta
Ending years of litigation, Gemstar-TV Guide and Scientific Atlanta signed agreements which provided cross licenses for intellectual property assets and facilitated Interactive Program Guide (IPG) development and deployment for both companies.

•	Consumer Electronics IPG incorporations doubled worldwide
Consumer Electronics (CE) IPG incorporations increased worldwide by 198 during 2005, doubling the total number we had at the end of 2004. By year-end, a total of 388 consumer electronics products, including digital televisions, DVDs, and DVDRs incorporated the Company’s CE IPG.

New Product and Business Development Initiatives

•	Gemstar-TV Guide established cross platform product development and technology group
To further the Company’s strategic mission we formed a new, cross-platform product development and technology group. This group will focus on product innovation for digital platforms and on integrating the Company’s technology resources across businesses. In doing so, this group will enhance existing product plans, as well as develop new products and services, to further the Company’s goal to be the leader in television guidance across multiple media platforms.

•	Gemstar-TV Guide expanded focus on emerging platforms
In 2005, the Company also focused on expanding its products and services within emerging platforms. This year TVGuide Online shifted its strategic focus toward becoming the definitive TV information and guidance destination on the web, providing consumers a combination of entertainment news, TV programming, celebrity information, localized channel listings and editorial guidance. The Company also launched TV Guide Mobile Entertainment, in the fourth quarter of 2005, to focus on distributing TV Guide content and technology to mobile video devices, particularly cell phones.

Fourth Quarter and Full Year 2005 Segment Performance

        The schedule below reflects Gemstar-TV Guide’s performance for the fourth quarter of 2005 and 2004 and for the years ended December 31, 2005, 2004, and 2003, by segment. Segment information is presented and reconciled to consolidated income from continuing operations before income taxes as follows. Publishing Segment information for 2004 and 2003 has been restated to reflect only the results of businesses that are part of the Company’s continuing operations. Certain prior period amounts, including the results of discontinued operations, have been reclassified to conform to the current presentation. More detailed information is contained in the Company’s Form 10-K filing for the year ended December 31, 2005.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONSOLIDATED CONTINUING SEGMENT PERFORMANCE (1)
(In thousands)

	Three months ended December 31,

	2005	2004	2005	2004	2003
Publishing Segment:
Revenues (1)	$ 37,303	$ 77,983	$ 237,900	$ 327,880	$ 374,150
Operating expenses, exclusive of lease settlement (2)	80,331	86,382	331,343	333,004	370,853
Lease settlement	--	--	--	(10,088)	--

Adjusted EBITDA(3)	(43,028)	(8,399)	(93,443)	4,964	3,297

Cable and Satellite Segment:
Revenues	69,839	64,267	271,813	230,948	161,776
Operating expenses(2)	43,182	44,017	163,448	133,040	121,657

Adjusted EBITDA(3)	26,657	20,250	108,365	97,908	40,119

CE Licensing Segment:
Revenues (1)	22,226	22,591	94,479	117,541	109,767
Operating expenses(2)	14,259	18,373	54,296	74,941	69,911

Adjusted EBITDA(3)	7,967	4,218	40,183	42,600	39,856

Corporate Segment:
Operating expenses(2)	18,933	16,188	61,455	78,870	169,257

Adjusted EBITDA(3)	(18,933)	(16,188)	(61,455)	(78,870)	(169,257)

Consolidated
Revenues	129,368	164,841	604,192	676,369	645,693
Operating expenses, exclusive of lease settlement (2)	156,705	164,960	610,542	619,855	731,678
Lease settlement	--	--	--	(10,088)	--

Adjusted EBITDA(3)	(27,337)	(119)	(6,350)	66,602	(85,985)
Stock compensation	(38)	(111)	(132)	(437)	(33,551)
Depreciation and amortization	(8,155)	(7,479)	(29,184)	(39,037)	(131,967)
Impairment of intangible assets	--	--	--	(131,637)	(391,003)

Operating loss	(35,530)	(7,709)	(35,666)	(104,509)	(642,506)
Interest income (expense), net	4,564	2,755	15,544	5,498	(4,288)
Other income, net	661	1,375	337	14,413	3,760

Loss from continuing operations before income taxes	$(30,305)	$ (3,579)	$(19,785)	$(84,598)	$(643,034)

(1)     Segment information is presented and reconciled to consolidated income from continuing operations before income taxes in accordance with SFAS No. 131. In 2005, the Company sold its SkyMall business. In 2004, the Company sold it Superstar/Netlink Group LLC (“SNG”), UVTV distribution services and SpaceCom Systems businesses (collectively the “SNG Businesses”), along with substantially all of the operating assets of these businesses. Accordingly, the operations of SkyMall and teh SNG Businesses have been reclassified from, the Cable and Satellite Segment and Publishing business Segments, respectively to Discontinued Operations.
(2)   Operating expenses means operating expenses, excluding stock compensation, depreciation and amortization and impairment of intangible assets.
(3)  Adjusted EBITDA is defined as operating income (loss), excluding stock compensation, depreciation and amortization, and impairment of intangible assets. The Company believes Adjusted EBITDA to be relevant and useful information as Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and make decisions about resource allocation to the industry segments.
(4)   Certain financial statement items for the prior period have been reclassified to conform to the 2005 presentation.
(5)   Intersegment revenues and expenses have been eliminated from segment financial information as transactions between reportable segments are excluded from the measure of segment profit and loss reviewed by the chief operating decision maker.

Publishing Segment

        For the fourth quarter ended December 31, 2005, revenues for the Publishing Segment were $37.3 million, a decrease of $40.7 million, from revenues of $78.0 million in the comparable prior year quarter. The decrease was primarily due to reduced circulation revenue of $17.4 million, and lower advertising revenue of $20.9 million. The fourth quarter advertising decline was largely the result of TV Guide’s format change.

        For the fourth quarter of 2005, adjusted EBITDA for the Publishing Segment was $(43.0) million, a decrease of $34.6 million from adjusted EBITDA of $(8.4) in the prior year’s quarter. The decrease was primarily due to the $40.7 million revenue decline, $8.4 million in operating and shut-down expenses for Inside TV, partially offset by reduced magazine production and operating expenses of $14.8 million, primarily from lower printing, paper, and distribution expenses.

        For the full year ended December 31, 2005, the Publishing Segment generated revenue of $237.9 million, representing 39.4% of the Company’s total revenue. Revenues for the full year 2005 decreased $90.0 million, or 27.4%, from revenues of $327.9 million in 2004. This decrease in revenue was primarily due to a decrease of $40.8 million in advertising revenue and of $47.3 million in circulation revenue at TV Guide magazine, which includes $4.7 million in new magazine related initial placement fees.

For the full year 2005, adjusted EBITDA for the Publishing Segment was $(93.4) million, a decrease of $98.4 million from adjusted EBITDA of $5.0 million in 2004. The decrease was largely due to $60.0 million in operating loss for TV Guide magazine and $32.4 million in operating and shut-down expenses for InsideTV.

Cable and Satellite Segment

        For the fourth quarter ended December 31, 2005, revenues for the Cable and Satellite Segment were $69.8 million, an increase of $5.6 million, or 8.7%, from revenues of $64.3 million in the prior year’s quarter. This was primarily due to increased subscribers and licensing revenues at TV Guide Interactive of $5.3 million.

        For the fourth quarter of 2005, adjusted EBITDA for the Cable and Satellite Segment was $26.7 million, an increase of $6.4 million from adjusted EBITDA of $20.3 million in the prior year’s quarter. The increase was primarily related to the increased revenues at TV Guide Interactive.

        For the full year ended December 31, 2005, the Cable and Satellite Segment generated revenue of $271.8 million, which represented 45.0 % of the Company’s total revenue. Revenue for the full year 2005 increased $40.9 million, or 17.7%, from revenue of $230.9 million in 2004. The increase was primarily due to $24.3 million, or 36.1%, increase in TV Guide Interactive licensing revenue; a $9.9 million, or 10.6%, increase in TV Guide Channel advertising revenue, primarily attributable to increased CPMs for both infomercial and national advertising revenue; an increase of $12.6 million, or 32.2%, in TVG Network revenue, due to increased wagering, offset by decreases of $3.1 million in TV Guide Channel carriage revenue and $2.9 million in IPG advertising revenue.

        For the full year 2005, adjusted EBITDA for the Cable and Satellite Segment increased to $108.4 million, up 10.7%, or $10.5 million from adjusted EBITDA of $97.9 million in 2004. The increase was largely due increased revenues, offset by increases of $14.1 million in programming, marketing and compensation expenses at the TV Guide Channel and $5.7 million in expenses for TV Guide Spot, for which there was no comparable cost in the prior year. The Company also incurred approximately $5.0 million in additional operating expenses related to the planned increase in the size of GuideWorks, LLC, a joint venture with Comcast focused on the development of next generation IPG technology for the cable industry.

Consumer Electronics Licensing Segment

        For the fourth quarter ended December 31, 2005, revenue for the Consumer Electronics (CE) Licensing Segment was $22.2 million, a decrease of $0.4 million from revenue of $22.6 million in the prior year’s quarter. Revenues for the Company’s VCR Plus+ business decreased by $2.0 million and the CE IPG business, including, for the first time, Scientific-Atlanta, Inc. related licensing revenue, increased by $2.4 million.

        For the fourth quarter of 2005, adjusted EBITDA for the CE Licensing Segment was $8.0 million, an increase of $3.7 million, or 88.9%, from adjusted EBITDA of $4.2 million in the prior year’s quarter. The increase was primarily related to lower outside legal costs of $5.2 million.

        For the full year ended December 31, 2005, the CE Licensing Segment generated revenue of $94.5 million, which represented 15.6 % of the Company’s total revenue. Revenue for the full year decreased $23.1 million, or 19.6%, from revenue of $117.5 million in 2004 which included $19.4 million in settlements for which there were no comparable amounts in 2005. Decreased VCR Plus revenues of $9.2 million, due to reduced unit volumes and the impact of technology bundling agreements, as well as the absence of a contract with a major CE manufacturer also contributed to the year-on-year decline.

        For the full year 2005, adjusted EBITDA for the CE Licensing Segment was $40.2 million, compared with adjusted EBITDA of $42.6 million in 2004. The segment’s 2005 adjusted EBITDA was impacted by the reduction in revenues noted above and $2.5 million in severance expenses, offset by a $26.5 million decrease in legal expenses, primarily due to the settlement of legal matters with Scientific-Atlanta, Inc.

Corporate Segment

        For the fourth quarter ended December 31, 2005, adjusted EBITDA for the Corporate Segment was $(18.9) million, compared to adjusted EBITDA of $(16.2) million in the prior year’s quarter. The increase was primarily due to increased general and administrative expenses, including severance, recruiting, and compensation expenses.

        For the full year ended December 31, 2005, adjusted EBITDA for the Corporate Segment was $(61.5) million, an improvement of $17.4 million from adjusted EBITDA of $(78.9) million in 2004. The decline in corporate expenses was primarily due to a $16.7 million decline in corporate legal expenses primarily for litigation involving former officers.

        Consolidated outside legal expenses for the three month and full year periods ended December 31, 2005 were $7.5 million and $24.5 million, respectively, compared with $13.6 million and $68.0 million for the same periods in 2004. However, due to ongoing litigation, there can be no assurances that this reduced level of outside legal spending will be maintained in 2006. The Company itself is a party to several significant pending legal proceedings and in addition various proceedings for which we are required to advance the legal fees and expenses incurred by our former officers remain unresolved. Accordingly, we expect outside legal expenses to continue to be significant for the foreseeable future.

Discussion of Cash and Liquidity

        At December 31, 2005, the Company’s cash, cash equivalents and current marketable securities were $474.4 million, excluding restricted cash of $39.5 million. Cash and cash equivalents decreased $93.4 million for the year ended December 31, 2005. Outstanding short- and long-term debt, made up entirely of capital lease obligations, were $13.3 million, resulting in cash and cash equivalents and current marketable securities in excess of debt obligations of $461.1 million, excluding $39.5 million in restricted cash.

        For the year ended December 31, 2005, the Company paid $93.6 million in income taxes. Additionally, the Company received $43.3 million in cash proceeds during the fourth quarter from the SkyMall sale. In the fourth quarter the Company invested $9.4 million in capital expenditures, bringing the total for capital expenditures in 2005 to $22.1 million. Net cash used in operating activities in 2005 totaled $121.7 million. For the full year 2005 we recognized non-cash revenue of approximately $75.4 million into the income statement, including from contracts entered into in prior years where we received large up front cash payments.

        Consistent with previous estimates, the Company continues to expect that TV Guide magazine operations will incur aggregate operating losses of approximately $100 million to $110 million over the 2005 and 2006 fiscal years. Included in these losses are the anticipated costs of new rack acquisitions, consumer marketing and promotion programs. For 2005, we incurred approximately $60 million in losses from TV Guide magazine. The actual amount and timing of these losses will depend upon a number of factors, including the rate of rack acquisition and the level of consumer and advertiser acceptance. We believe the reformatted TV Guide magazine will begin to contribute positively to the Publishing Segment’s adjusted EBITDA in the latter half of 2008.

        We intend to pursue various strategic initiatives to better position ourselves as the leading consumer brand for video guidance across multiple platforms. We anticipate that these initiatives will result in additional operating expenses and capital expenditures. In 2006 we plan on capital expenditures of approximately $40.0 to $45.0 million as compared with $22.1 million in 2005. This increase primarily relates to enhancing our data infrastructure and building our digital content infrastructure, increasing production infrastructure for TV Guide Channel and upgrading our systems and information technology infrastructure, including implementing Oracle as our centralized financial system. In addition, we anticipate operating expenses associated with these initiatives, and for additional research and development activities, of approximately $15 to $20 million in 2006. As with our business development and product development and technology groups’ costs, to the extent that these costs support company-wide initiatives or to the extent that they are preliminary spend against an initiative that has not been assigned to a business segment, these costs will likely be included in operating expenses in our Corporate Segment.

        As a result of the completion of an IRS examination of the Company’s federal income tax returns for the years 2000 and 2001, the Company is entitled to a tax refund of $13.6 million plus interest. Additionally, the Company filed additional income tax refund requests in the fourth quarter of 2005 for approximately $35.8 million. The full amount of these tax refunds are reflected in the Company’s condensed consolidated balance sheet at December 31, 2005. Subsequent to the close of the 2005, the Company received a total of $42.4 million from the IRS in the first quarter of 2006 and expects to receive additional tax refunds of approximately $7.0 million during the first half of 2006.

        The IRS is currently examining our U.S. federal tax returns for years 2002 and 2003. The results of this and future IRS examinations may result in the recognition of significant amounts of income or significant cash outlays in future periods. We believe that adequate reserves have been made for any adjustment that might be assessed for open years. Due to, among other things, potential income tax obligations in 2006, additional reductions in our deferred revenue balance, capital expenditures and the spending associated with Company’s digital initiatives, the Company’s cash balance is expected to decline in 2006.

Conference Call

        Gemstar-TV Guide will host a conference call with the financial community today, Wednesday, March 8, 2006 at 2:00 p.m. PDT (5:00 p.m. EDT). Rich Battista, chief executive officer, will present management’s review of the fourth quarter and full year 2005, followed by a question and answer period.

        The conference call will be available on conference call lines and will be web cast. Investors and analysts may connect to the call by dialing (866) 314-4483 (domestic) or (617) 213-8049 (international). The pass code is “38337500". To listen via web cast, link to the Company’s Website http://ir.gemstartvguide.com.

        Investors unable to listen to the call live may access an audio replay, which will be hosted for one week following the conclusion of the call. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international). The pass code is “13003696". An audio archive will also be hosted on the Company’s investor relations Web site at http://ir.gemstartvguide.com. Replays will be available approximately two hours following the conclusion of the call.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc. (the “Company”) (NASDAQ: GMST) is a leading media, entertainment and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Forward-Looking Statements:

This news release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to the transformation of our TV Guide magazine publishing business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our investment in new and existing businesses, including TV Guide magazine and TV Guide Spot; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar®, TV Guide®, TV Guide Channel®, and TV Guide Interactive® are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

Financial Tables Follow

Contacts: Gemstar-TV Guide International, Inc. (Analysts and Shareholders)	(Media)
Robert L. Carl	Eileen Murphy
VP, Investor Relations	SVP, Corporate Communications
323-817-4600	212-852-7336

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,

	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$465,131	$558,529
Restricted cash	39,484	38,880
Marketable securities	9,253	11,191
Receivables, net	77,230	116,958
Deferred tax assets, net	21,305	3,863
Current income taxes receivable	50,204	21,333
Other current assets	29,348	30,950

Total current assets	691,955	781,704
Property and equipment, net	51,127	45,483
Indefinite-lived intangible assets	61,800	66,272
Finite-lived intangible assets, net	107,638	123,349
Goodwill	259,524	259,524
Income taxes receivable	55,629	40,998
Deferred tax assets, long-term	10,143	--
Other assets	21,866	38,020

	$1,259,682	$1,355,350

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$29,111	$62,284
Accrued liabilities	166,285	171,621
Income taxes payable	3,259	232
Current portion of capital lease obligations	558	515
Current portion of deferred revenue	139,913	154,664

Total current liabilities	339,126	389,316
Deferred tax liabilities, net	--	28,274
Long-term capital lease obligations, less current portion	12,715	13,274
Deferred revenue, less current portion	425,286	485,941
Other liabilities	109,349	127,753
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $.01 per share; authorized 150,000 shares, none issued	--	--
Common stock, par value $.01 per share; authorized 2,350,000 shares; 433,759 shares issued and 426,162 shares outstanding at December 31, 2005; 433,754
shares issued and 424,063 shares outstanding at December 31, 2004	4,337	4,337
Additional paid-in capital	8,465,785	8,478,540
Accumulated deficit	(8,022,885)	(8,077,700)
Accumulated other comprehensive income, net of tax	477	659
Treasury stock, at cost; 7,597 shares at December 31, 2005 and 9,691 shares at
December 31, 2004	(74,508)	(95,044)

Total stockholders' equity	373,206	310,792

	$1,259,682	$1,355,350

For additional information please see Notes to Consolidated Financial Statements in Form-10K.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004	2003
Revenues:
Publishing	$37,303	$77,983	$237,900	$327,880	$374,150
Cable and satellite	69,839	64,267	271,813	230,948	161,776
Consumer electronics licensing	22,226	22,591	94,479	117,541	109,767

	129,368	164,841	604,192	676,369	645,693
Operating Expenses:
Publishing	80,331	86,382	331,343	333,004	370,853
Lease settlement	--	--	--	(10,088)	--
Cable and satellite	43,182	44,017	163,448	133,040	121,657
Consumer electronics licensing	14,259	18,373	54,296	74,941	69,911
Corporate	18,933	16,188	61,455	78,870	169,257

Operating expenses, exclusive of expenses shown below	156,705	164,960	610,542	609,767	731,678
Stock compensation	38	111	132	437	33,551
Depreciation and amortization	8,155	7,479	29,184	39,037	131,967
Impairment of intangible assets	--	--	--	131,637	391,003

	164,898	172,550	639,858	780,878	1,288,199
Operating loss	(35,530)	(7,709)	(35,666)	(104,509)	(642,506)
Interest income (expense), net	4,564	2,755	15,544	5,498	(4,288)
Other income, net	661	1,375	337	14,413	3,760

Loss from continuing operations before income taxes	(30,305)	(3,579)	(19,785)	(84,598)	(643,034)
Income tax (benefit) expense	(13,512)	187	(40,395)	(8,566)	(64,102)

(Loss) income from continuing operations	(16,793)	(3,766)	20,610	(76,032)	(578,932)

Discontinued operations:
Income from discontinued operations	3,347	4,999	8,394	23,336	9,054
Gain (loss) on disposal of discontinued operations	43,169	--	43,169	(28,882)	--
Income tax expense (benefit)	17,049	(407)	17,358	12,883	7,520

Income (loss) from discontinued operations	29,467	5,406	34,205	(18,429)	1,534

Net income (loss)	$12,674	$1,640	$54,815	$(94,461)	$(577,398)

Basic and diluted income (loss) per share:
(Loss) income from continuing operations	$(0.04)	$(0.01)	$0.05	$(0.18)	$(1.41)
Income (loss) from discontinued operations	0.07	0.01	0.08	(0.04)	--

Net income (loss)	$0.03	$0.00	$0.13	(0.22)	$(1.41)

Weighted average shares outstanding - basic	426,162	423,951	425,366	422,723	410,265
Weighted average shares outstanding - diluted	426,264	427,525	426,240	422,723	410,265

(1)   In 2004 and 2005, the Company sold its Superstar/Netlink Group LLC (“SNG”), UVTV distribution services and SpaceCom Systems businesses (collectively the “SNG Businesses”) and SkyMall businesses, respectively along with substantially all of the operating assets of these businesses. Accordingly, these businesses, previously reported as part of the Cable and Satellite and Publsihing business segments, are shown as discontinued operations in the accompanying consolidated statements of operations.
(2)   Certain financial statement items for prior periods, including the results of discontinued operations, have been reclassified to conform to the 2005 presentation.

For additional information please see Notes to Consolidated Financial Statements in Form-10K.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income (loss)	$54,815	$(94,461)	$(577,398)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	30,140	40,548	172,940
Deferred income taxes	(55,859)	(2,242)	(58,038)
(Gain) loss on disposal of discontinued operations	(43,169)	28,882	--
Stock compensation expense	132	437	33,551
Impairment of intangible assets	--	131,637	416,481
Gain on sale of equity investments	--	(14,482)	--
Gain on lease settlement	--	(10,088)	--
Other	4,846	421	(1,788)
Changes in operating assets and liabilities:
Receivables	28,107	(16,097)	43,639
Income taxes	(40,475)	20,997	6,479
Other assets	6,939	3,842	15,248
Accounts payable, accrued liabilities and other liabilities	(31,771)	(61,944)	17,762
Deferred revenue	(75,406)	359,667	(63,779)

Net cash (used in) provided by operating activities	(121,701)	387,117	5,097

Cash flows from investing activities:
Purchases of minority interests and investments	--	(16,943)	--
Proceeds from dispositions of businesses	43,257	48,000	--
Proceeds from sale of equity investments	--	14,538	--
Purchases of marketable securities	(22,932)	(10,700)	(4,635)
Sales and maturities of marketable securities	25,099	4,775	12,811
Proceeds from sale of assets	144	2,640	848
Additions to property and equipment	(22,093)	(13,377)	(16,159)

Net cash provided by (used in) investing activities	23,475	28,933	(7,135)

Cash flows from financing activities:
Repayments of long-term debt	--	(138,736)	(113,000)
Repayments of capital lease obligations	(516)	(1,962)	(2,369)
Proceeds from exercise of stock options	5,662	27,343	28,811
Distributions to minority interests	--	(1,060)	(5,097)

Net cash provided by (used in) financing activities	5,146	(114,415)	(91,655)

Effect of exchange rate changes on cash and cash equivalents	(318)	(466)	791

Net (decrease) increase in cash and cash equivalents	(93,398)	301,169	(92,902)
Cash and cash equivalents at beginning of period	558,529	257,360	350,262

Cash and cash equivalents at end of period	$465,131	$558,529	$257,360

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$93,643	$5,421	$12,235
Cash paid for interest	1,085	1,888	5,641

For additional information please see Notes to Consolidated Financial Statements in Form-10K.

Additional Segment Revenue Information:

Publishing Revenue by Business Unit (in thousands):

	Three months ended December 31,		Change		Full Year ended December 31,		Change
	2005	2004	Dollars	Percent	2005	2004	Dollars	Percent
Publishing Segment:
TV Guide magazine (1)	$34,878	$76,082	$(41,204)	(54.2)%	$229,580	$321,153	$(91,573)	(28.5)%
TV Guide Online	2,223	1,808	415	23.0%	8,006	6,366	1,640	25.8%
Other	202	93	109	117.2%	314	361	(47)	(13.0)%

Total	$37,303	$77,983	$(40,680)	(52.2)%	$237,900	$327,880	$(89,980)	(27.4)%

(1)  TV Guide magazine revenues are reported net of rack costs, retail display allowances, distribution fees and initial placement order (“IPO”) fees. IPO fees are initial fees paid to retailers for front end display pocket space at check out counters.

Cable and Satellite Revenue by Business Unit(in thousands):

	Three months ended December 31,		Change		Full Year ended December 31,		Change
	2005	2004	Dollars	Percent	2005	2004	Dollars	Percent
Cable and Satellite Segment:
TV Guide Channel	$30,914	$32,072	$(1,158)	(3.6)%	$124,064	$117,258	$6,806	5.8%
TV Guide Interactive	25,060	20,884	4,176	20.0%	96,115	74,705	21,410	28.7%
TV Guide Network	13,831	11,311	2,520	22.3%	51,552	38,985	12,567	32.2%
TV Guide Spot	34	-	34	-	82	-	82	-

Total	$69,839	$64,267	$5,572	8.7%	$271,813	$230,948	$40,865	17.7%

	Three months ended December 31,		Change		Full Year ended December 31,		Change
	2005	2004	Dollars	Percent	2005	2004	Dollars	Percent
Consumer Electronic Segment:
VCR Plus+	$9,238	$11,188	$(1,950)	(17.4)%	$42,375	$51,531	$(9,156)	(17.8)%
CE IPG	11,310	8,921	2,389	26.8%	43,057	48,789	(5,732)	(11.7)%
DBS	-	280	(280)	(100.0)%	693	9,719	(9,026)	(92.9)%
Other	1,678	2,202	(524)	(23.8)%	8,354	7,502	852	11.4%

Total	$22,226	$22,591	$(365)	(1.6)%	$94,479	$117,541	$(23,062)	(19.6)%

Additional Segment Operating Statistics:

Publishing Segment Operating Statistics:

	Q4, 2005 (in thousands)	Q4, 2004	2005	2004	2003
				(in thousands)
TV Guide magazine circulation (1):
Newsstand (2)	401	349	330	450	660
Subscriptions	4,575	5,708	5,486	5,779	5,422
Sponsored/arrears	604	2,996	2,408	2,780	2,933

	5,580	9,053	8,224	9,009	9,015

(1)  Average weekly circulation for the quarter and year ending December 31, 2005. 2005 includes 11 weeks of the new full-sized TV Guide magazine.
(2)  Current period numbers include an estimate for returns. Prior period numbers are restated to reflect actual returns.

Cable and Satellite Segment Operating Statistics

	As of 12/31/2005	As of 12/31/2004	As of 12/31/2003
	(in thousands)
Subscriber Data (in thousands) (1)
TV Guide Channel	77,353	76,667	57,091
TVG Network	18,000	14,300	12,300
Cable and Satellite Technology Licenses	39,372	32,659	11,456

(1)   Subscriber data represents:

•	Nielsen households for TV Guide Channel
•	Households for TVG Network are based primarily on information provided by distributors
•	Cable and Satellite Technology Licenses for which we are paid, as reported by domestic cable and satellite distributors that provided their subscribers either our IPG or another party’s IPG provided under a patent license from the Company.